UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT

OF 1934

Date of Report (Date of earliest event reported): June 17, 2014

US ECOLOGY, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-11688	95-3889638
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

251 E. Front St., Suite 400 Boise, Idaho (Address of principal executive offices)		83706 (Zip Code)

(208) 331-8400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The disclosure under Item 2.03 of this Current Report on Form 8-K (this “Current Report”) relating to the New Credit Agreement, the Guarantee and the Collateral Agreement (each as defined below) is incorporated by reference into this Item 1.01.

Item 1.02. Termination of a Material Definitive Agreement.

On June 17, 2014, in connection with of US Ecology, Inc.’s (the “Company”) entry into the New Credit Agreement described in Items 1.01 and 2.03 of this Current Report, the Company terminated its existing credit agreement, dated as of October 29, 2010, as amended by that certain first amendment thereto, dated as of June 23, 2011, by the second amendment thereto, dated as of January 13, 2012 and by the third amendment thereto, dated as of January 30, 2013 (the “Former Credit Agreement”), among the Company, as borrower, and Wells Fargo National Association (“Wells Fargo”). Immediately prior to the termination of the Former Credit Agreement, there were no outstanding borrowings under the Former Credit Agreement. No early termination penalties were incurred as a result of the termination of the Former Credit Agreement.

Item 2.01. Completion of Acquisition or Disposition of Assets

On June 17, 2014, pursuant to the Stock Purchase Agreement (the “Purchase Agreement”), dated April 6, 2014, by and among the Company, EQ Parent Company, Inc. (dba The Environmental Quality Company (“EQ”)) and EQ Group, LLC (the “Seller”), the Company acquired (the “Acquisition”) all of the stock of EQ from the Seller.

EQ is a fully-integrated environmental services and waste management organization based in Wayne, Michigan with facilities throughout the Eastern U.S.

The cash purchase price at closing pursuant to the Purchase Agreement was approximately $465 million, and is subject to certain final post-closing working capital and debt adjustments.

The cash purchase price was funded with a combination of cash on hand and borrowings by the Company under the New Credit Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

On June 17, 2014, the Company entered into a $540 million senior secured credit agreement (the “New Credit Agreement”), among the Company, as borrower, the several banks and other financial institutions or entities from time to time party thereto as lenders and Wells Fargo, as administrative agent, swingline lender and issuing lender, with Wells Fargo Securities, LLC and Credit Suisse Securities (USA) LLC, as joint lead arrangers and joint bookrunners, and Comerica Bank, as documentation agent.

As compared to the Former Credit Agreement, the New Credit Agreement, among other things:

•	increases the revolving credit facility commitment from $95 million to $125 million (the “Revolving Credit Facility”); and

•	provides a term loan facility commitment of $415 million (the “Term Loan Facility”).

On June 17, 2014, the Company borrowed approximately $415.3 million under the New Credit Agreement, including $415 million under the Term Loan Facility, with existing letters of credit issued under the credit agreement of approximately $29 million deemed to be outstanding under the New Credit Agreement. The proceeds of the borrowings were used to (i) finance the Acquisition and (ii) pay related transaction fees and expenses. The available borrowing capacity under the Revolving Credit Facility, net of outstanding letters of credit, is currently approximately $96 million. Proceeds of the Revolving Credit Facility are restricted for use solely for working capital and for other general corporate purposes. We are required to pay a commitment fee of 0.50% per annum on the unused portion of the Revolving Credit Facility, with such commitment fee to be reduced based upon the Company’s Total Leverage Ratio (as defined in the New Credit Agreement). The maximum letter of credit capacity under the new revolving credit facility is $50 million and a letter of credit fee equal to the applicable margin for LIBOR Rate Loans (as defined in the New Credit Agreement) under the Revolving Credit Facility. The Revolving Credit Facility matures on June 17, 2019.

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The Term Loan Facility will mature on June 17, 2021 and is subject to amortization in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the Term Loan Facility.

Except as set forth below, we may prepay the Term Loan Facility or permanently reduce the Revolving Credit Facility commitment under the New Credit Agreement at any time without premium or penalty (other than customary “breakage” costs with respect to the early termination of LIBOR loans). On or prior to six months after the closing of the New Credit Agreement, if we prepay the initial term loans or amend the pricing terms of the initial term loans, in each case in connection with a reduction of the effective yield, we are required to pay a 1% prepayment premium (unless in connection with a change of control, sale or permitted acquisition). Subject to certain exceptions, the New Credit Agreement provides for mandatory prepayment upon certain asset dispositions, casualty events and issuances of indebtedness. The New Credit Agreement is also subject to mandatory annual prepayments commencing in December 2015 if our total leverage (defined as the ratio of our consolidated funded debt as of the last day of the applicable fiscal year to our adjusted EBITDA for such period) exceeds certain ratios as follows:  50% of our adjusted excess cash flow (as defined in the New Credit Agreement and which takes into account certain adjustments) if our total leverage ratio is greater than 2.50 to 1.00 (with step-downs to 0% if our total leverage ratio is equal to or 2.50 to 1.00).

Interest under the Revolving Credit Facility, including any outstanding letters of credit, will initially be 3.00% for LIBOR Rate Loans (as defined in the New Credit Agreement) and 2.00% for Base Rate Loans (as defined in the New Credit Agreement) and thereafter will be determined based on alternative rates that we may choose in accordance with the New Credit Agreement, including a base rate per annum plus an applicable margin, and LIBOR plus an applicable margin, depending on our Total Leverage Ratio as set forth in the table below:

Total Leverage Ratio	LIBOR Rate Loans Interest Margin	Base Rate Loans Interest Margin
> 3.50x	3.25%	2.20%
<3.50x and > 2.75x	3.00%	2.00%
<2.75x and > 2.00x	2.75%	1.75%
<2.00x	2.25%	1.25%

Interest under the Term Loan Facility will be 3.00% for LIBOR Rate Loans and 2.00% for Base Rate Loans.

Pursuant to (i) an unconditional guarantee agreement (the “Guarantee”) and (ii) a collateral agreement (the “Collateral Agreement”), each entered into by the Company and its domestic subsidiaries on June 17, 2014, the Company’s obligations under the New Credit Agreement are jointly and severally and fully and unconditionally guaranteed on a senior basis by all of the Company’s existing and certain future domestic subsidiaries and the New Credit Agreement is secured by substantially all of the Company’s and its domestic subsidiaries’ assets except the Company’s and its domestic subsidiaries’ real property.

The New Credit Agreement contains customary restrictive covenants, subject to certain permitted amounts and exceptions, including covenants limiting the ability of the Company to incur additional indebtedness, pay dividends and make other restricted payments, repurchase shares of our outstanding stock and create certain liens.

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The New Credit Agreement also contains a financial maintenance covenant, which is a maximum Consolidated Senior Secured Leverage Ratio, as defined in the New Credit Agreement, and is only applicable to the Revolving Credit Facility. Our Consolidated Senior Secured Leverage Ratio as at the last day of any fiscal quarter, commencing with September 30, 2014, may not exceed the ratios indicated below:

Fiscal Quarters Ending	Maximum Ratio
September 30, 2014 through September 30, 2015	4.00 to 1.00
December 31, 2015 through September 30, 2016	3.75 to 1.00
December 31, 2016 through September 30, 2017	3.50 to 1.00
December 31, 2017 through September 30, 2018	3.25 to 1.00
December 31, 2018 and thereafter	3.00 to 1.00

The New Credit Agreement also provides for an incremental term loan and revolving loan facility, pursuant to which we may request that the lenders under the New Credit Agreement, and potentially other lenders, provide up to $125 million of term loans or revolving loans or both on terms substantially consistent with those provided under the New Credit Agreement. Among other things, the utilization of the incremental facility is conditioned on no Default or Event of Default (as such terms are defined in the New Credit Agreement) existing (except under certain circumstances in connection with a permitted acquisition) and a sufficient number of lenders or new lenders agreeing to participate in the incremental facility.

In the ordinary course of business, certain of the lenders under the New Credit Agreement and their respective affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with the Company and its affiliates for which they have in the past received, and may in the future receive, customary fees.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the consummation of the Acquisition, effective June 17, 2014, Mario Romero was appointed the Company’s Executive Vice President of Field and Industrial Services.

Mr. Romero, age 56, joined EQ in 2009 from WOW Energy where he was President, CEO and co-founder. He has over 30 years of experience in the environmental, energy and industrial services industries, holding executive positions at Energis LLC, Safety-Kleen Corp., Philip Services Corp. and The GNI Group, Inc. Romero holds an M.B.A. from the University of Chicago and an M.S. and B.S. in Chemical Engineering from Illinois Institute of Technology. Mr. Romero is a Professional Engineer in the State of Illinois, an Adjunct Professor at Cleary University, a member of the American Institute of Chemical Engineers and has served as director on several private company boards.

Mr. Romero’s compensation will consist of an annual base salary of $225,000 and participation in EQ’s previously existing 2014 Corporate Incentive Plan (“EQ 2014 CIP”). Once eighty (80%) of the EQ consolidated corporate profit budget is achieved, incentive payments may be made under the EQ 2014 CIP determined by the product of the number of points ultimately earned by Mr. Romero and a sliding scale based on actual EQ consolidated profits compared to budget. Two thousand (2,000) points were allocated to Mr. Romero at the beginning of the EQ 2014 CIP Year and are linked to his base compensation level and the ability to influence profitability. Actual points earned will be determined when the EQ 2014 CIP Year is concluded. The EQ Executive Committee, consisting of the Chief Executive Officer and Chief Financial Officer, may add discretionary points based on individual contributions made during the plan year. Forty-five percent (45%) of points earned is tied to the EQ business unit or regions achieving their respective budgeted profitability goals. Twenty-five percent (25%) is tied to completion of individual objectives. Ten percent (10%) is tied to a customer experience metric and twenty percent (20%) is tied to achievement of overall quality, environmental, health and safety goals. Assuming Mr. Romero earned 100% of his allocated points (2,000) and 100% of the EQ consolidated profit budget was achieved, he would be entitled to an incentive payment of $65,360. The incentive payment pursuant to the EQ 2014 CIP is capped at $135,020.

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Mr. Romero will also receive an equity award consisting of shares of restricted common stock and options to purchase Company common stock in an amount approximating $92,000 pursuant to the Company’s 2006 Restricted Stock Plan and 2008 Stock Option Incentive Plan, respectively. Equity awards are valued based on the closing Company stock price on the date of grant and using the Black Scholes Option pricing formula. Both the restricted stock and options will vest annually over three years and be subject to terms and conditions of their respective plans.

In connection with the consummation of the Acquisition, effective June 17, 2014, David M. Lusk was appointed to the Company’s Board of Directors. Mr. Lusk will serve in this role until the Company’s next Annual Meeting of Stockholders.

Mr. Lusk will participate under the Company’s 2014-2015 Non-employee Director Compensation Plan. Under this plan, Mr. Lusk will receive, on a pro rated basis, cash compensation of $30,000 and a restricted equity award with a value equal to $50,000 that is subject to certain vesting restrictions.

Additionally, on June 17, 2014, the Company entered into a consulting agreement (the “Consulting Agreement”) with Victor 5, LLC, an entity controlled by Mr. Lusk. Pursuant to the Consulting Agreement, Mr. Lusk will provide advisory consulting services to the Company, on an as-needed basis, in exchange for compensation of $175 per hour. The Consulting Agreement may be terminated at any time, without cause, by either of the parties.

Mr. Lusk, age 54, has over 25 years of experience in the environmental and industrial services industry. Mr. Lusk previously worked for eight years as EQ’s Vice President of Operations at Michigan Disposal Waste Treatment Plant and Wayne Disposal Hazardous Waste Landfill before leaving to join Republic Waste Industries as Vice President of Midwest Operations. He rejoined EQ in 1995 and was responsible for leading the organization’s operations, including all thirty-one facilities across the country as well as its industrial and field services businesses. Mr. Lusk holds B.S. degrees in Chemistry and Cellular and Molecular Biology from the University of Michigan and has a M.B.A. from Eastern Michigan University.

Item 7.01. Regulation FD Disclosure

On June 18, 2014, the Company issued a press release announcing the consummation of the Acquisition, entry into the New Credit Agreement and the appointments of Mr. Romero and Mr. Lusk. A copy of the press release is attached as Exhibit 99.1 to this Current Report.

In accordance with general instruction B.2 of Form 8-K, the information in this Item 7.01 (including Exhibit 99.1) is furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired

All required financial statements with respect to EQ will be filed by amendment pursuant to Item 9.01(a)(4) of Form 8-K within 71 calendar days after the date on which this Current Report is required to be filed.

(b) Pro Forma Financial Information

All required pro forma financial information with respect to EQ will be filed by amendment pursuant to Item 9.01(b)(2) of Form 8-K within 71 calendar days after the date on which this Current Report is required to be filed.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release dated June 18, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

US ECOLOGY, INC.

Date: June 18, 2014	By:/s/ Eric L. Gerratt
Eric L. Gerratt
Executive Vice President & Chief Financial Officer